Exhibit 99.1

NEWS RELEASE

Contact:	Cory Olson Senior Vice President and Treasurer (214) 303-3645

P.I. Aquino Assistant Treasurer (214) 303-3437

DEAN FOODS COMPANY REPORTS RECORD
FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Pro Forma Diluted Earnings Per Share Up 14% to $0.56

2003 Pro Forma Diluted Earnings Per Share Grew 11% to $2.05

Dean Foods Reiterates 2004 Guidance of $2.28 - $2.34 Per Share

     DALLAS, February 12, 2004 – Dean Foods Company (NYSE: DF) today announced that the company earned $0.54 per diluted share for the quarter ended December 31, 2003, compared with $0.42 per share in the fourth quarter of 2002. Net income for the fourth quarter totaled $86.5 million, compared with $63.1 million in the prior year fourth quarter.

     Net sales for the fourth quarter totaled $2.5 billion, an increase of 12% over the fourth quarter of 2002, due primarily to higher raw material costs that are passed on to customers in the form of higher selling prices, increased volumes at White Wave and the acquisitions of Melody Farms and Kohler Mix Specialties.

     On a pro forma basis (as defined below), diluted earnings per share for the fourth quarter totaled $0.56, an increase of 14% compared with pro forma earnings of $0.49 per share in last year’s fourth quarter. Pro forma net income for the fourth quarter grew 19% to $89.9 million compared with pro forma net income of $75.5 million in the fourth quarter of 2002.

     “I’m pleased with our results for the fourth quarter and 2003,” said Gregg Engles, chairman and chief executive officer. “We delivered 14% pro forma earnings per share growth for the quarter and 11% growth for the full year. We strengthened and focused our business, better positioning ourselves for the future. I am proud of the commitment and teamwork our employees have demonstrated throughout the year and would like to thank them for all of their efforts.”

     Operating income in the fourth quarter totaled $183.7 million versus $172.2 million in the fourth quarter of 2002. Pro forma fourth quarter operating income totaled $189.2 million, an increase of 5% over pro forma operating income of $179.8 million in the fourth quarter of 2002. Pro forma 2003 operating income margins were 7.54%, down 49 basis points versus the fourth quarter of the prior year. The decline in consolidated margins was due primarily to higher raw milk costs, the decline in Morningstar/White Wave margins and the negative impact of the supermarket strikes in California. The company noted that the supermarket strikes impacted operating income by approximately $4 million during the quarter, in line with expectations.

     Long-term debt at December 31, 2003 was approximately $2.8 billion, including $180.2 million due within one year that is reported as part of current liabilities. At the end of the year, approximately $778 million of the company’s $2.8 billion bank facility was available for future borrowings.

     Pursuant to the company’s share repurchase authorization, during the fourth quarter the company repurchased 1.45 million shares of common stock during the quarter at an average price of $32.36 per share, for an aggregate purchase price of $47 million. Approximately $115 million remains available for spending under the share repurchase program.

OUTLOOK FOR 2004

     “As we begin the new year, we remain committed to increasing shareholder value at Dean Foods,” said Engles. “In 2004, we will continue to rationalize, streamline and coordinate our operations, particularly in manufacturing and distribution, with the goal of maximizing efficiency and driving branded growth. We will also continue our efforts to build our portfolio of branded products by leveraging the experience we have gained to date and focusing our resources on our biggest, most successful brands, including Silk and Horizon Organic, our brands focused on health and wellness.”

     “We continue to expect to deliver 2004 pro forma earnings per share between $2.28 to $2.34, assuming a constant share count. In the first quarter, we anticipate earnings in the range of $0.44 to $0.46 per share,” said Engles.

RECENT EVENTS

     On January 2, 2004, Dean Foods completed the acquisition of the 87% equity interest in Horizon Organic it did not already own. Horizon Organic markets the leading brand of certified organic milk in both the United

States and the United Kingdom. Horizon Organic’s product line in the United States includes organic milk and a full line of organic dairy products. In the U.K., the company markets organic milk, yogurt and butter under the Rachel’s Organic brand.

     Also in January, Dean Foods acquired Ross Swiss Dairies, based in Los Angeles, Calif. The company distributes, markets and sells dairy and other refrigerated products throughout southern California, Nevada and Arizona. Ross Swiss Dairies has annual revenues of approximately $120 million.

     In late December 2003, the Dean Specialty Foods Group completed the acquisition of the Cremora brand from Eagle Family Foods, Inc. The Cremora brand has annual sales of $16 million and is the second largest retail brand of powdered non-dairy creamers in the United States.

     In October 2003, Dean Foods completed the acquisition of Kohler Mix Specialties from Michael Foods. With annual sales of approximately $190 million, Kohler has three plants and processes ultra pasteurized creams, creamers and ice cream mixes.

     The company also announced that Jim Greisinger, President of Dean Specialty Foods Group, retired effective February 1, 2004. “Following the merger between Dean Foods and Suiza Foods, Jim has provided invaluable leadership to the organization,” said Engles. “We appreciate his many contributions and wish him the very best upon his retirement.” Blake Anderson, formerly Senior Vice President of Marketing for Dean Specialty Foods Group, has been promoted to President of Dean Specialty Foods Group. Anderson joined Dean Foods in 2002 from New World Pasta where he was Vice President, Sales and Trade Marketing. Prior to that, Anderson was with Vlasic Foods International. Anderson began his career at Campbell Soup Company, where he held a number of sales and leadership positions over 22 years.

SEGMENT RESULTS

     Dairy Group net sales for the fourth quarter rose 11% to $1.92 billion, from $1.72 billion in the fourth quarter of 2002. The sales increase was due primarily to higher raw milk costs that were passed along to customers in the form of increased selling prices. The fourth quarter average Class I mover, which is an indicator of the company’s Class I raw milk prices, averaged $14.16 per hundred-weight in the fourth quarter of 2003, a 36% increase versus last year.

     Dairy Group pro forma operating income in the fourth quarter improved 18% to $154 million, and pro forma operating margins improved 46 basis points to 8.03% of sales. Dairy Group operating improvements offset the negative margin impact from higher raw milk prices and the southern California grocery strikes.

     Morningstar/White Wave net sales in the fourth quarter increased 20% to $351 million compared to 2002. The increase was driven by the pass through of higher raw milk and butterfat prices on Morningstar’s private label products, the addition of Kohler Mix Specialties, strong sales and volume growth at White Wave, as well as lower couponing, slotting and market development spending, which under GAAP are recorded as reductions to sales. The increase was partially offset by the sale of Morningstar’s frozen pre-whipped topping business in July 2003, the previously announced termination of the Nestle co-packing business at Morningstar and the impact of the southern California supermarket strikes.

     Pro forma operating income in the fourth quarter for Morningstar/White Wave was $30.7 million, with pro forma operating margins of 8.77%, a decline of 414 basis points compared to the prior year fourth quarter, but a sequential 838 basis point improvement from the third quarter of 2003. Operating margins in the Morningstar/White Wave segment declined due primarily to higher raw milk and butterfat costs, the sale of the frozen pre-whipped topping business, the addition of the lower margin Kohler Mix Specialties business and an increase in the White Wave management incentive program accrual, which will terminate in March 2004.

     Specialty Foods’ net sales in the fourth quarter totaled $180 million, a 5% increase over the 2002 fourth quarter, driven primarily by strong volume growth in non-dairy powdered coffee creamer and pickle sales. Operating income was $25.4 million, an increase of 4%, and operating income margin declined slightly to 14.1%, due to higher slotting fees and increased raw material costs.

RESULTS FOR YEAR ENDED DECEMBER 31, 2003

     For the year ended December 31, 2003, the company’s net sales increased 2% to $9.2 billion, compared with $9.0 billion during 2002. Sales growth was due primarily to the acquisitions of Kohler Mix Specialties, Melody Farms and White Wave (acquired May 2002) and was offset by the previously announced termination of the Nestle co-packing business, and the sale of the frozen pre-whipped topping business in July.

     Net income for 2003 totaled $355.7 million, compared with $175.4 million in 2002. Diluted earnings per share for the year ended December 31, 2003 totaled $2.27, compared with $1.21 in 2002.

     Pro forma net income for the year (as defined below) totaled $320.9 million, an increase of 15% over $279.3 million last year. 2003 pro forma diluted earnings per share were $2.05, an increase of 11% compared with $1.84 in the prior year.

     Operating income for the year ended December 31, 2003 totaled $766.0 million versus $662.6 million in 2002, an increase of 16%. Pro forma operating income for 2003 totaled $709.1 million, an increase of 4% over pro forma operating income of $681.7 million last year. Pro forma operating income margins for the year were 7.7%, an increase of 14 basis points versus the 2002 pro forma results.

COMPARISON OF PRO FORMA INFORMATION TO GAAP INFORMATION

     The pro forma financial information contained in this press release eliminates non-recurring or one-time gains or losses, as well as plant closing costs, and is provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. A full reconciliation table between earnings per share for the three and twelve-month periods ended December 31, 2003 calculated according to Generally Accepted Accounting Principles (GAAP) and on a pro forma basis is attached.

     Additionally, the company’s pro forma earnings guidance for 2004 excludes any potential non-recurring or one-time gains and losses and plant closing charges.

     For the fourth quarter of 2003, the pro forma results reported above differ from the company’s results under GAAP by excluding the following:

•	$8.3 million charge ($5.2 million net of income tax) related primarily to the closure of a Dairy Group plant in South Gate, Calif. and the reorganization of Morningstar and the Dairy Group’s Northeast and Midwest regions.

•	$2.8 million non-recurring gain ($1.8 million net of income tax) due to favorably resolved contingencies related to the sale of 11 plants to National Dairy Holdings in 2001 and the sale of the frozen pre-whipped topping business in July.

     For the fourth quarter of 2002, the pro forma results reported above differ from the company’s results under Generally Accepted Accounting Principles (GAAP) by excluding the following items:

•	Plant closing charges of $7.6 million ($4.7 million net of taxes) related to closing a Dairy Group plant in Ohio, an ice cream production line in Colorado and a regional administrative office in Michigan.

•	$7.9 million net after-tax loss from discontinued operations related to the sale of the Puerto Rico operations. The sale of the Puerto Rico dairy operations was announced and completed in the fourth quarter, reflecting Dean Foods’ desire to more closely align assets and management resources with the company’s ongoing strategic direction.

•	An income tax benefit of $6.6 million related to a favorable tax settlement with the IRS.

•	A $10 million ($6.3 million net of taxes) charge to record the company’s share of operating losses generated by Consolidated Container Corporation during the year. During the fourth quarter, Consolidated Container, in which Dean Foods owns a minority interest, restructured its credit facilities. As part of this restructuring, Dean Foods replaced its previously established $10 million guarantee with a $10 million cash investment in Consolidated Container. As a result, Dean Foods recorded a portion of Consolidated Container’s 2002 losses, equal to $10 million.

     For the year ended December 31, 2003 the pro forma results reported above differ from the company’s results reported under GAAP by excluding a non-recurring gain totaling $68.7 million ($42.1 million net of income tax) related to the sale of the company’s frozen pre-whipped topping business and resolved contingencies related to the sale of 11 plants to National Dairy Holdings in 2001 as discussed above. Pro forma results also exclude charges of $11.8 million ($7.3 million net of income tax) related to reorganizations and plant closings.

     For the year ended December 31, 2002 the pro forma results reported above differ from the company’s 2002 results reported under GAAP by excluding the following items: charges of $19.1 million ($11.8 million net of tax) related to plant closings; a one-time total charge of $85.0 million, net of income tax, related to the write-down of certain trademarks and goodwill due to the implementation of Financial Accounting Standard (FAS) 142, “Goodwill and Other Intangible Assets”; a $10 million ($6.3 million net of taxes) loss related to the company’s investment in Consolidated Container; an income tax benefit of $6.6 million related to a favorable tax settlement with the IRS; and a $7.4 million net after tax loss from discontinued operations related to the sale of Puerto Rico.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate over 120 plants in 36 U.S. states and Spain, and employ approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2004, including targeted sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share depends on a variety of economic, competitive and governmental factors, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [A]
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$2,510,318	$2,240,275	$2,510,318	$2,240,275
Cost of sales	1,899,832	1,630,294	1,899,832	1,630,294

Gross profit	610,486	609,981	610,486	609,981
Operating costs and expenses	421,323	430,185	421,323	430,185
Plant closing costs	8,334	7,626
Other operating income	(2,827)

Operating income	183,656	172,170	189,163	179,796
Interest expense	44,116	47,937	44,116	47,937
Financing charges on preferred securities		8,394		8,394
(Earnings) loss from unconsolidated affiliates	(43)	9,960	(43)	(40)
Other (income) expense	(32)	1,844	(32)	1,844

Income from continuing operations before income taxes	139,615	104,035	145,122	121,661
Income taxes	53,071	32,978	55,216	46,138
Minority interest	1	5	1	5

Income from continuing operations	86,543	71,052	89,905	75,518
Loss from discontinued operations, net of tax		(7,937)

Net income	$86,543	$63,115	$89,905	$75,518

Basic earnings per share:
Income from continuing operations	$0.56	$0.52
Loss from discontinued operations	0.00	(0.06)

Net income	$0.56	$0.46	$0.58	$0.56

Basic average common shares (000’s)	155,564	135,856	155,564	135,856
Diluted earnings per share:
Income from continuing operations	$0.54	$0.47
Loss from discontinued operations	0.00	(0.05)

Net income	$0.54	$0.42	$0.56	$0.49

Diluted average common shares (000’s)	161,403	163,650	161,403	163,650

[A] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the fourth quarter of 2003 pro forma results exclude plant closing costs and an adjustment to the gain on the sale of our frozen pre-whipped topping business. Also excluded is an additional gain on the divestiture of 11 plants in connection with the acquisition of Old Dean, which was recorded after contingencies were resolved favorably. In the fourth quarter of 2002 pro forma results exclude plant closing costs; the write-off of our share of losses generated by Consolidated Container, an unconsolidated affiliate in which we hold a minority interest; a tax benefit related to a favorable tax settlement; and the results of discontinued operations.

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		PRO FORMA [B]
	Year Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$9,184,616	$8,991,464	$9,184,616	$8,991,464
Cost of sales	6,808,207	6,642,773	6,808,207	6,642,773

Gross profit	2,376,409	2,348,691	2,376,409	2,348,691
Operating costs and expenses	1,667,356	1,667,034	1,667,356	1,667,034
Plant closing costs	11,787	19,050
Other operating income	(68,719)

Operating income	765,985	662,607	709,053	681,657
Interest expense	181,134	197,685	181,134	197,685
Financing charges on preferred securities	14,164	33,578	14,164	33,578
(Earnings) loss from unconsolidated affiliates	(244)	7,899	(244)	(2,101)
Other (income) expense	(2,629)	2,660	(2,629)	2,660

Income from continuing operations before income taxes	573,560	420,785	516,628	449,835
Income taxes	217,853	152,988	195,762	170,487
Minority interest	4	46	4	46

Income from continuing operations	355,703	267,751	320,862	279,302
Loss from discontinued operations, net of tax		(7,352)

Net income before cumulative effect of accounting change	355,703	260,399	320,862	279,302
Cumulative effect of accounting change		(84,983)

Net income	$355,703	$175,416	$320,862	$279,302

Basic earnings per share:
Income from continuing operations	$2.45	$1.98
Loss from discontinued operations	0.00	(0.05)
Cumulative effect of accounting change	0.00	(0.63)

Net income	$2.45	$1.30	$2.21	$2.07

Basic average common shares (000’s)	145,201	135,031	145,201	135,031
Diluted earnings per share:
Income from continuing operations	$2.27	$1.77
Loss from discontinued operations	0.00	(0.04)
Cumulative effect of accounting change	0.00	(0.52)

Net income	$2.27	$1.21	$2.05	$1.84

Diluted average common shares (000’s)	160,696	163,164	160,696	163,164

[B] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In 2003, pro forma results exclude the gain on the sale of our frozen pre-whipped topping business, plant closing costs and a gain on the disposition of a closed plant. Also excluded is an additional gain on the divestiture of 11 plants in connection with the acquisition of Old Dean, which was recorded after contingencies were resolved favorably. In 2002 pro forma results exclude plant closing costs; the write-off of our share of losses generated by Consolidated Container, an unconsolidated affiliate in which we hold a minority interest; a tax benefit related to a favorable tax settlement; the results of discontinued operations; and the cumulative effect of accounting change related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
GAAP diluted earnings per share	$0.54	$0.42	$2.27	$1.21
Pro forma adjustments:
Plant closing costs	0.03	0.02	0.04	0.07
Gain on sale of frozen pre-whipped topping business			(0.25)
Additional gain on divested plants	(0.01)		(0.01)
Losses generated by Consolidated Container		0.04		0.04
Settlement of income tax issue		(0.04)		(0.04)
Loss from discontinued operations		0.05		0.04
Cumulative effect of accounting change [C]				0.52

Pro forma diluted earnings per share	$0.56	$0.49	$2.05	$1.84

[C] Cumulative effect of accounting change in 2002 related to the write-down of certain trademarks and goodwill due to the implementation of FAS 142, “Goodwill and Other Intangible Assets”.

Segment Information
(Dollars in thousands)

	GAAP		Pro Forma [D]
	Three Months Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
Revenue
Dairy Group	$1,915,997	$1,721,595	$1,915,997	$1,721,595
Morningstar Foods/White Wave	350,632	293,276	350,632	293,276
Specialty Foods	179,845	170,923	179,845	170,923
Corporate / Other	63,844	54,481	63,844	54,481

Consolidated	$2,510,318	$2,240,275	$2,510,318	$2,240,275

Operating Income
Dairy Group	$146,390	$122,753	$153,875	$130,379
Morningstar Foods/White Wave	30,174	37,867	30,747	37,867
Specialty Foods	25,384	24,399	25,384	24,399
Corporate / Other	(18,292)	(12,849)	(20,843)	(12,849)

Consolidated	$183,656	$172,170	$189,163	$179,796

	GAAP		Pro Forma [E]
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue
Dairy Group	$7,146,028	$7,061,538	$7,146,028	$7,061,538
Morningstar Foods/White Wave	1,109,499	1,056,751	1,109,499	1,056,751
Specialty Foods	684,207	673,604	684,207	673,604
Corporate / Other	244,882	199,571	244,882	199,571

Consolidated	$9,184,616	$8,991,464	$9,184,616	$8,991,464

Operating Income
Dairy Group	$608,616	$520,935	$618,497	$535,064
Morningstar Foods/White Wave	118,597	111,668	54,335	116,589
Specialty Foods	103,056	98,874	103,056	98,874
Corporate / Other	(64,284)	(68,870)	(66,835)	(68,870)

Consolidated	$765,985	$662,607	$709,053	$681,657

[D] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In the fourth quarter of 2003 pro forma results exclude plant closing costs and an adjustment to the gain on the sale of our frozen pre-whipped topping business. Also excluded is an additional gain on the divestiture of 11 plants in connection with the acquisition of Old Dean, which was recorded after contingencies were resolved favorably. In the fourth quarter of 2002 pro forma results exclude plant closing costs.

[E] Pro forma results differ from our results reported under GAAP by excluding the following items in order to report both periods on a comparable basis:

In 2003, pro forma results exclude the gain on the sale of our frozen pre-whipped topping business, plant closing costs and a gain on the disposition of a closed plant. Also excluded is an additional gain on the divestiture of 11 plants in connection with the acquisition of Old Dean, which was recorded after contingencies were resolved favorably. In 2002 pro forma results exclude plant closing costs.

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	December 31,	December 31,
ASSETS	2003	2002
Cash and cash equivalents	$47,143	$45,896
Other current assets	1,353,738	1,265,250

Total current assets	1,400,881	1,311,146
Property, plant & equipment	1,773,555	1,628,424
Intangibles & other assets	3,818,100	3,642,696

Total Assets	$6,992,536	$6,582,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,170,393	$1,268,143
Long-term debt	2,611,356	2,554,482
Other long-term liabilities	667,974	531,171
Mandatorily redeemable TIPES		585,177
Stockholders’ equity:
Common stock	1,550	1,330
Additional paid-in capital	1,498,025	979,113
Retained earnings	1,074,258	718,555
Other comprehensive income	(31,020)	(55,705)

Total stockholders’ equity	2,542,813	1,643,293

Total Liabilities and Stockholders’ Equity	$6,992,536	$6,582,266

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Twelve Months Ended December 31,
Operating Activities	2003	2002
Net income	$355,703	$175,416
Depreciation and amortization	191,885	173,994
(Income) loss from unconsolidated affiliates	(244)	7,899
Gain on sale of frozen pre-whipped topping business	(66,168)
Cumulative effect of accounting change		84,983
Deferred income taxes	143,267	75,605
Changes in current assets and liabilities	(100,709)	98,690
Other	(1,432)	26,030

Net cash provided by continuing operations	522,302	642,617
Net cash provided by discontinued operations		13,147

Net cash provided by operations	522,302	655,764
Investing Activities
Net additions to property, plant and equipment	(291,662)	(241,982)
Cash outflows for acquisitions	(246,573)	(222,149)
Net proceeds from divestitures	89,950	148,313
Proceeds from disposal of fixed assets	12,112	6,765

Net cash used in continuing operations	(436,173)	(309,053)
Net cash used in discontinued operations		(5,138)

Net cash used in investing activities	(436,173)	(314,191)
Financing Activities
Proceeds from the issuance of debt	349,680	637,500
Repayment of debt	(322,691)	(992,797)
Issuance of common stock, net of expenses	95,270	74,988
Redemption of common stock	(199,521)	(87,211)
Other	(7,620)	(2,887)

Net cash used in financing activities	(84,882)	(370,407)
Increase (decrease) in cash and cash equivalents	1,247	(28,834)
Beginning cash balance	45,896	74,730

Ending cash balance	$47,143	$45,896